Exhibit 4.2

THIRD SUPPLEMENTAL INDENTURE

among

TELEFÓNICA EMISIONES, S.A.U.,

as Issuer,

TELEFÓNICA, S.A.,

as Guarantor

and

THE BANK OF NEW YORK MELLON,

as Trustee, Paying Agent, Registrar, Transfer Agent and Calculation Agent

June 23, 2014

$500,000,000

FLOATING RATE SENIOR NOTES DUE 2017

TABLE OF CONTENTS

		PAGE

ARTICLE 1
DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01.	Definitions	1
Section 1.02.	Conflict with Trust Indenture Act	5
Section 1.03.	Effect of Headings and Table of Contents	5
Section 1.04.	Successors and Assigns	5
Section 1.05.	Separability Clause	5
Section 1.06.	Benefits of Supplemental Indenture	5
Section 1.07.	Governing Law	5
Section 1.08.	Execution in Counterparts	5
Section 1.09.	Recitals by the Issuer and the Guarantor	5
Section 1.10.	Ratification and Incorporation of Original Indenture	6

ARTICLE 2
DESIGNATED SECURITIES

Section 2.01.	Creation of Designated Securities	6
Section 2.02.	Limitation on Aggregate Principal Amount of Designated Securities	6
Section 2.03.	Payment of Principal	6
Section 2.04.	Interest and Interest Rate	7
Section 2.05.	Calculation Agent	8
Section 2.06.	Paying Agent	11
Section 2.07.	Place of Payment	13
Section 2.08.	Denominations	14
Section 2.09.	Listing	14
Section 2.10.	Security Certificates	14
Section 2.11.	Defeasance and Covenant Defeasance	15
Section 2.12.	Additional Amounts	15
Section 2.13.	Redemption	16
Section 2.14.	Procedures; Payment Statement	17
Section 2.15.	Maintenance of Tax Procedures	18
Section 2.16.	Certificated Securities	18
Section 2.17.	USA Patriot Act	18
Section 2.18.	Additional Rights	18

EXHIBIT A Form of Security Certificate Representing Designated Securities		A-1

EXHIBIT B   Procedures to be Performed by the Issuer, the Guarantor and the Paying Agent in Connection with Spanish Law 13/1985, of May 25, as amended, and Royal Decree 1065/2007, of July 27, as amended by Royal Decree 1145/2011, of July 29

		B-1

i

THIS THIRD SUPPLEMENTAL INDENTURE, dated as of June 23, 2014, among Telefónica Emisiones, S.A.U., a sociedad anónima unipersonal incorporated under the laws of the Kingdom of Spain (the “Issuer”), Telefónica, S.A., a sociedad anónima incorporated under the laws of the Kingdom of Spain (the “Guarantor”), and The Bank of New York Mellon, a New York banking corporation, as trustee (the “Trustee”, which term includes any successor Trustee), paying agent (the “Paying Agent”, which term includes any successor Paying Agent), Registrar (the “Registrar”, which term includes any successor Registrar), transfer agent (the “Transfer Agent”, which term includes any successor Transfer Agent) and calculation agent (the “Calculation Agent”, which term includes any successor Calculation Agent).

WHEREAS, the Issuer has heretofore entered into an Indenture, dated as of May 22, 2012 (as amended and supplemented, the “Original Indenture”), with the Guarantor and the Trustee;

WHEREAS, the Original Indenture is incorporated herein by reference and the Original Indenture, as supplemented by this Supplemental Indenture with respect to the Designated Securities (as this term is defined in Section 2.01 below), is herein called the “Indenture”;

WHEREAS, the Issuer proposes to create a new series of Securities under the Indenture;

WHEREAS, Mr. Eduardo José Álvarez Gómez, as Joint and Several Director (Administrador Solidario) of the Issuer and exercising the delegation to issue debt securities approved by the Guarantor as sole shareholder of the Issuer on May 9, 2012 and April 10, 2014 in favor of the Joint and Several Directors (Administradores Solidarios) of the Issuer, hereby resolves to issue the Designated Securities in an aggregate principal amount of $500,000,000 and with the terms and conditions referred to in this Supplemental Indenture; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Issuer and the Guarantor, in accordance with its terms, have been done;

NOW, THEREFORE, for and in consideration of the premises and the purchases of the Designated Securities by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of Designated Securities, as follows:

ARTICLE 1

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01. Definitions. For all purposes of this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular;

(b) all other terms used herein which are defined in the Trust Indenture Act, either directly or by reference therein, have the meanings assigned to them therein;

(c) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles, and, except as otherwise herein expressly provided, the term “generally accepted accounting principles”, or “GAAP”, with respect to any computation required or permitted hereunder shall mean (i) in the case of the Issuer’s and the Guarantor’s unconsolidated financial statements, the accounting principles generally accepted in the Kingdom of Spain and (ii) in the case of the Guarantor’s consolidated financial statements, International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board, which do not differ for the purposes of the Guarantor and its consolidated subsidiaries from IFRS as adopted by the European Union, in each case as in effect at the date of such computation and as applied by the Issuer or the Guarantor, as the case may be;

(d) unless the context otherwise requires, any reference to an “Article” or a “Section” means an Article or a Section, as the case may be, of this Supplemental Indenture;

(e) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision; and

(f) all terms used but not defined in this Supplemental Indenture, which are defined in the Original Indenture, shall have the meanings assigned to them in the Original Indenture.

“Business Day” means a day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York or the city of Madrid, Spain, are authorized or required by law or executive order to close.

“Calculation Agent” means the Person named as “Calculation Agent” in the first paragraph of this Supplemental Indenture.

“Daily Interest Amount” has the meaning ascribed in Section 2.04(b).

“Depositary” means The Depository Trust Company and its successors.

“Determination Date” with respect to any Interest Period will be the second London Banking Day preceding the first day of that Interest Period.

“Designated Guarantee” means that certain guarantee dated June 23, 2014, executed and delivered by the Guarantor and endorsed on each Security Certificate representing Designated Securities, pursuant to which, among other things, the Guarantor shall unconditionally and irrevocably guarantee to the Holders of the Designated Securities the due and punctual payment of principal of, premium, if any, and interest and all other amounts due under the Indenture and the Designated Securities.

“Designated Securities” has the meaning ascribed in Section 2.01.

“Floating Rate Business Day” means a day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York, London, England or the city of Madrid, Spain, are authorized or required by law or executive order to close.

“Guarantor” means the Person named as “Guarantor” in the first paragraph of this Supplemental Indenture.

“Independent Investment Banker” means an independent investment banking institution of national standing appointed by the Issuer and the Guarantor.

“Interest Payment Date” has the meaning ascribed in Section 2.04(c).

“Interest Period” has the meaning ascribed in Section 2.04(d).

“Issuer” means the Person named as “Issuer” in the first paragraph of this Supplemental Indenture.

“LIBOR” with respect to each Interest Period shall be the rate (expressed as a percentage per annum) for deposits in United States dollars for a three-month period beginning on the first day of such Interest Period that appears on Reuters LIBOR01 Page (as defined below) as of 11:00 a.m., London time, on the Determination Date (as defined above). If the Reuters LIBOR01 Page as of 11:00 a.m., London time, does not include the applicable rate or is unavailable on the Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent (after consultation with the Issuer), to provide that bank’s offered quotation (expressed as a percentage per annum) as of approximately 11:00 a.m., London time, on the Determination Date to prime banks in the London interbank market for deposits in a Representative Amount (as defined below) for a three-month period beginning on the first day of that Interest Period. If at least two offered quotations are so provided, LIBOR for the Interest Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of those quotations. If fewer than two quotations are so provided, the Calculation Agent (after consultation with the Issuer) will request each of three major banks in New York City, as selected by the Calculation Agent, to provide that bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on the Determination Date for loans in a Representative Amount to leading European banks for a three-month period beginning on the first day of that Interest Period. If at least three rates are so provided, LIBOR for the Interest Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of those rates. If fewer than three rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period.

“London Banking Day” is any day on which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“New York Business Day” means a day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York are authorized or required by law or executive order to close.

“Paying Agent” means the Person named as “Paying Agent” in the first paragraph of this Supplemental Indenture.

“Payment Statement” means the statement to be delivered to the Issuer and the Guarantor by the Paying Agent, substantially in the form set forth in Annex I to Exhibit B, pursuant to Section 2.14.

“Prospectus Supplement” means the Final Prospectus Supplement dated June 10, 2014 and filed with the SEC on June 12, 2014 relating to the offering of the Designated Securities.

“Redemption Date” has the meaning ascribed in Section 2.13(a).

“Redemption Price” has the meaning ascribed in Section 2.13(a).

“Regular Record Date” means the tenth New York Business Day prior to the applicable Interest Payment Date.

“Representative Amount” means a principal amount of not less than US$1,000,000 for a single transaction in the relevant market at the relevant time.

“Reuters LIBOR01 Page” means the display designated on page LIBOR01 on the Reuters Page (or such other page as may replace the LIBOR01 page on the Reuters Page or such other service as may be nominated by the ICE Benchmark Administration Limited for the purpose of displaying London interbank offered rates for U.S. Dollar deposits).

“Reuters Page” means the display on Reuters Money 3000 Service, or any successor service.

“Relevant Date” means, in respect of any payment, the date on which such payment first becomes due and payable, but if the full amount of the moneys payable has not been received by the Paying Agent on or prior to such due date, it means the first date on which, the full amount of such moneys having been so received and made available for payment to Holders, notice to that effect is duly given to the Holders in accordance with the Indenture.

“Stated Maturity” means June 23, 2017.

“Supplemental Indenture” means this instrument as originally executed or as it may from time to time be supplemented or amended in accordance with the terms of the Indenture.

“Trustee” means the Person named as “Trustee” in the first paragraph of this Supplemental Indenture.

Section 1.02. Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under such Act to be a part of and govern the Indenture, the provision of the Trust Indenture Act shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of the Trust Indenture Act shall be deemed to apply to this Supplemental Indenture as so modified or to be excluded, as the case may be.

Section 1.03. Effect of Headings and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 1.04. Successors and Assigns. All covenants and agreements in this Supplemental Indenture by the Issuer or the Guarantor shall bind their respective successors and assigns, whether so expressed or not.

Section 1.05. Separability Clause. In case any provision in this Supplemental Indenture, the Designated Securities or the Designated Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 1.06. Benefits of Supplemental Indenture. Nothing in the Supplemental Indenture, the Designated Securities or the Designated Guarantee, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders of Designated Securities, any benefit or any legal or equitable right, remedy or claim under the Indenture.

Section 1.07. Governing Law. Pursuant to Section 5-1401 of the General Obligations Law of the State of New York, this Supplemental Indenture, the Designated Securities and the Designated Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 1.08. Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 1.09. Recitals by the Issuer and the Guarantor. The recitals in this Supplemental Indenture are made by the Issuer and the Guarantor only and not by the Trustee, and all of the provisions contained in the Original Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Designated Securities, the Designated Guarantee and of this Supplemental Indenture as fully and with like effect as if set forth herein in full.

Section 1.10. Ratification and Incorporation of Original Indenture. As supplemented hereby, the Original Indenture is in all respects ratified and confirmed, and the Original Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument.

ARTICLE 2

DESIGNATED SECURITIES

Section 2.01. Creation of Designated Securities. There is hereby created a new series of Securities to be issued under the Indenture, to be designated as Floating Rate Senior Notes due 2017 (the “Designated Securities”). The Designated Securities have been designated as series Q of the Issuer in the public deed of issuance executed by one of the Joint and Several Directors (Administradores Solidarios) of the Issuer on June 11, 2014 and registered with the Mercantile Registry of Madrid on June 17, 2014.

Section 2.02. Limitation on Aggregate Principal Amount of Designated Securities. The aggregate principal amount of the Designated Securities shall initially be limited to $500,000,000 (except for Designated Securities represented by any Security Certificate authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Designated Securities pursuant to Section 2.4, 2.5, 2.7, 9.6 or 11.7 of the Original Indenture and except for any Designated Securities which, pursuant to Section 2.3 of the Original Indenture, are deemed never to have been authenticated and delivered under the Indenture). The Issuer may from time to time, without the consent of the Holders of Designated Securities, create and issue further securities having the same terms and conditions as the previously issued Designated Securities in all respects (or in all respects except for the issue date, the first payment of interest thereon and/or the issue price), so that such further issue shall be consolidated and form a single series with the Outstanding Designated Securities; provided, however, that any such further issuance will only be made if either such additional securities are issued with no more than de minimis original issue discount for U.S. federal income tax purposes or any such further issuance is a “qualified reopening” as such term is defined under U.S. Treasury Regulations Section 1.1275-2(k)(3) promulgated under the U.S. Internal Revenue Code of 1986, as amended.

Section 2.03. Payment of Principal. The principal of the Outstanding Designated Securities shall be due and payable at the Stated Maturity.

Section 2.04. Interest and Interest Rate.

(a) The Designated Securities will bear interest from June 23, 2014 or from the most recent date through which the Issuer has paid or provided for interest on the Designated Securities.

(b) The interest rate per annum for the Designated Securities will be reset on the first day of each Interest Period and will be equal to LIBOR plus 0.650% as determined by the Calculation Agent. The amount of interest for the Designated Securities for each day the Designated Securities are Outstanding (the “Daily Interest Amount”) will be calculated by dividing the applicable interest rate in effect for that day by 360 and multiplying the result by the aggregate outstanding principal amount of Designated Securities on that day. The amount of interest to be paid on the Designated Securities for each Interest Period will be calculated by adding the applicable Daily Interest Amounts for each day in the Interest Period.

(c) The Issuer or the Guarantor, as the case may be, will pay interest on the Designated Securities on each March 23, June 23, September 23 and December 23 of each year beginning on September 23, 2014 until the Stated Maturity, and on the Stated Maturity (each an “Interest Payment Date”). If any Interest Payment Date would fall on a day that is not a Floating Rate Business Day, other than the Interest Payment Date that is also the Stated Maturity, that Interest Payment Date will be postponed to the following day that is a Floating Rate Business Day, except that if such next Floating Rate Business Day is in a different month, then that Interest Payment Date will be the immediately preceding day that is a Floating Rate Business Day.

(d) Except as described below for the first Interest Period, on each Interest Payment Date, the Issuer or the Guarantor, as the case may be, will pay interest on the Designated Securities for the period commencing on and including the immediately preceding Interest Payment Date and ending on and including the day immediately preceding such relevant Interest Payment Date. The first Interest Period will begin on and include June 23, 2014 and, subject to the immediately preceding paragraph, will end on and include September 22, 2014. Each period for which interest is payable on the Designated Securities is referred to as an “Interest Period”.

(e) If the Stated Maturity of any Designated Security is not a Floating Rate Business Day, payment of principal and interest on the applicable Designated Security will be made on the next succeeding day that is a Floating Rate Business Day, and no interest will accrue for the period from and after such Stated Maturity.

(f) The interest rate on the Designated Securities will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

(g) Interest on each Designated Security will be paid only to the Person in whose name such Designated Security was registered at the close of business on the Regular Record Date for the applicable Interest Payment Date.

Section 2.05. Calculation Agent.

(a) Upon the terms and subject to the conditions contained herein, the Issuer hereby appoints The Bank of New York Mellon as the initial Calculation Agent under the Indenture for the purpose of performing the functions of the Calculation Agent with respect to the payments of interest, principal and Additional Amounts, if any, in the manner and at the times provided in the Security Certificates representing Designated Securities and the Indenture.

(b) The Calculation Agent shall exercise due care to determine the payment amounts of interest, principal and Additional Amounts, if any, for each Designated Security and all other matters which are required to be determined or provided by the Calculation Agent pursuant to the terms of each such Designated Security and as described in this Supplemental Indenture, and shall communicate the same to the Issuer, the Trustee and any Paying Agent at least three Business Days prior to such determination or performance.

(c) The Calculation Agent will, upon the request of any registered holder of the Designated Securities, the Issuer, the Guarantor, the Paying Agent or the Trustee, provide the interest rate on the Designated Securities then in effect.

(d) All calculations of the Calculation Agent in respect of the Designated Securities, in the absence of manifest error, shall be conclusive for all purposes and binding on the Issuer, the Guarantor and the Holders of Designated Securities.

(e) The Calculation Agent accepts its obligations set forth herein, upon the terms and subject to the conditions hereof, including the following, to all of which the Issuer and the Guarantor agree:

(i) The Calculation Agent shall be entitled to such compensation as may be agreed in writing with the Issuer and the Guarantor for all services rendered by the Calculation Agent, and the Issuer and the Guarantor promise to pay such compensation and to reimburse the Calculation Agent for the reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by it in connection with the services rendered by it hereunder upon receipt of such invoices as the Issuer and the Guarantor shall reasonably require. The Issuer and the Guarantor agree to indemnify the Calculation Agent for, and to hold it harmless against, any and all loss, liability, damage, claims or expenses (including the costs and expenses of defending against any claim of liability) incurred by the Calculation Agent that arises out of or in connection with its acting as Calculation Agent hereunder, except such as may result from the negligence, willful misconduct or bad faith of the Calculation Agent or any of its agents or employees. The Calculation Agent shall incur no liability and shall be indemnified and held harmless by the Issuer and the Guarantor for, or in respect of, any actions taken, omitted to be taken or suffered to be taken in good faith by the Calculation Agent in reliance upon (1) the written opinion of counsel satisfactory to it and upon obtaining the prior written consent of the Issuer or the Guarantor (which consent shall not be unreasonably withheld) or (2) written instructions from the Issuer and the Guarantor. The Calculation Agent shall not be liable for any error resulting from the use of or reliance on a source of information used in good faith and with due care to calculate the payment amounts of interest, principal and Additional Amounts, if any, for each Designated Security or in determining any other matter required to be determined by the Calculation Agent pursuant to the terms of each such Designated Security. The provisions of this paragraph shall survive the termination of this Supplemental Indenture.

(ii) In acting under the Indenture and in connection with the Designated Securities, the Calculation Agent is acting solely as agent of the Issuer and the Guarantor and does not assume any obligations to, or relationship of agency or trust for or with, any of the Holders of the Designated Securities.

(iii) The Calculation Agent shall be protected and shall incur no liability for or in respect of any action taken or omitted to be taken or anything suffered by it in reliance upon the terms of the Designated Securities, any notice, direction, certificate, affidavit, statement or other paper, document or communication reasonably believed by it to be genuine and to have been approved or signed by the proper party or parties.

(iv) The Calculation Agent shall be obligated to perform only such duties as are herein specifically set forth and any duties necessarily incidental thereto, and no implied duties or obligations shall be read into the Indenture against the Calculation Agent.

(v) Unless herein otherwise specifically provided, any order, certificate, notice, request, direction or other communication from the Issuer or the Guarantor made or given by it under any provision of the Indenture shall be sufficient if signed by any proper officer or an authorized person of the Issuer or the Guarantor, as the case may be.

(vi) The Calculation Agent may, upon obtaining the prior written consent of the Issuer and the Guarantor, perform any duties hereunder either directly or by or through agents or attorneys, and the Calculation Agent shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.

(f) (i) The Calculation Agent may at any time resign as Calculation Agent by giving written notice to the Issuer and the Guarantor of such intention on its part, specifying the date on which its desired resignation shall become effective; provided, however, that such date shall not be earlier than 60 days after the receipt of such notice by the Issuer and the Guarantor, unless the Issuer and the Guarantor agree in writing to accept less notice. The Calculation Agent may be removed (with or without cause) at any time by the filing with it of any instrument in writing signed on behalf of the Issuer and the Guarantor by any proper officer or an authorized person thereof and specifying such removal and the date when it is intended to become effective, subject to (if such Calculation Agent is not the Trustee) the written consent of the Trustee, which consent shall not be unreasonably withheld. Such resignation or removal shall take effect only upon the date of the appointment by the Issuer and the Guarantor, as hereinafter provided, of a successor Calculation Agent. If within 60 days after notice of resignation or removal has been given, a successor Calculation Agent has not been appointed, the Calculation Agent may petition a court of competent jurisdiction to appoint a successor Calculation Agent. A successor Calculation Agent shall be appointed by the Issuer and the Guarantor by an instrument in writing signed on behalf of the Issuer and the Guarantor, as the case may be, by any proper officer or an authorized person thereof and the successor Calculation Agent. Upon the appointment of a successor Calculation Agent and acceptance by it of such appointment, the Calculation Agent so superseded shall cease to be such Calculation Agent hereunder. Upon its resignation or removal, the Calculation Agent shall be entitled to the payment by the Issuer and the Guarantor of its compensation, if any is owed to it, for services rendered hereunder and to the reimbursement of all reasonable out-of-pocket expenses incurred in connection with the services rendered by it hereunder.

(ii) Any successor Calculation Agent appointed hereunder shall execute and deliver to its predecessor and to the Issuer and the Guarantor an instrument accepting such appointment hereunder, and thereupon such successor Calculation Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor with like effect as if originally named as such Calculation Agent hereunder, and such predecessor, upon payment of its charges and disbursements then unpaid, shall thereupon become obliged to transfer and deliver, and such successor Calculation Agent shall be entitled to receive, copies of any relevant records maintained by such predecessor Calculation Agent.

(iii) Any Person into which the Calculation Agent may be merged or converted or with which the Calculation Agent may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Calculation Agent shall be a party, or any Person succeeding to all or substantially all of the assets and business of the Calculation Agent, or all or substantially all of the corporate trust business of the Calculation Agent shall, to the extent permitted by applicable law and provided that it shall have an established place of business in The City of New York, be the successor Calculation Agent under the Indenture without the execution or filing of any paper or any further act on the part of any of the parties hereto. Notice of any such merger, conversion, consolidation or sale shall forthwith be given to the Issuer and the Guarantor within 30 days of such merger, conversion, consolidation or sale.

(g) Any notice, communication or other document required to be given by the Calculation Agent to any person hereunder shall be given in accordance with Section 1.5 of the Original Indenture. Any notice, communication or other document required to be given to the Calculation Agent shall be delivered in person or sent by letter, to the following address (or to any other address of which the Calculation Agent shall have notified the others in writing): The Bank of New York Mellon, 101 Barclay Street, 7E, New York, New York 10286, Attention: International Corporate Trust. Any notice, communication or other document hereunder given or delivered by telephone or letter shall be deemed to be received when in the ordinary course of transmission or post, as the case may be, it would be received

Section 2.06. Paying Agent.

(a) Upon the terms and subject to the conditions contained herein, the Issuer hereby appoints The Bank of New York Mellon as the initial Paying Agent under the Indenture for the purpose of performing the functions of the Paying Agent with respect to the Designated Securities.

(b) The Paying Agent shall exercise due care in performing the functions of the Paying Agent for the Designated Securities.

(c) The Paying Agent accepts its obligations set forth herein, upon the terms and subject to the conditions hereof, including the following, to all of which the Issuer and the Guarantor agree:

(i) The Paying Agent shall be entitled to such compensation as may be agreed in writing with the Issuer and the Guarantor for all services rendered by the Paying Agent, and the Issuer and the Guarantor promise to pay such compensation and to reimburse the Paying Agent for the reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by it in connection with the services rendered by it hereunder upon receipt of such invoices as the Issuer and the Guarantor shall reasonably require. The Issuer and the Guarantor agree to indemnify the Paying Agent for, and to hold it harmless against, any and all loss, liability, damage, claims or expenses (including the costs and expenses of defending against any claim of liability) incurred by the Paying Agent that arises out of or in connection with its acting as Paying Agent hereunder, except such as may result from the negligence, willful misconduct or bad faith of the Paying Agent or any of its agents or employees. The Paying Agent shall incur no liability and shall be indemnified and held harmless by the Issuer and the Guarantor for, or in respect of, any actions taken, omitted to be taken or suffered to be taken in good faith by the Paying Agent in reliance upon (A) the written opinion of counsel satisfactory to it and upon obtaining the prior written consent of the Issuer or the Guarantor or (B) written instructions from the Issuer and the Guarantor. The provisions of this paragraph shall survive the termination of this Supplemental Indenture.

(ii) In acting under the Indenture and in connection with the Designated Securities, the Paying Agent is acting solely as agent of the Issuer and the Guarantor and does not assume any obligations to, or relationship of agency or trust for or with, any of the Holders of the Designated Securities.

(iii) The Paying Agent shall be protected and shall incur no liability for or in respect of any action taken or omitted to be taken or anything suffered by it in reliance upon the terms of the Designated Securities, any notice, direction, certificate, affidavit, statement or other paper, document or communication reasonably believed by it to be genuine and to have been approved or signed by the proper party or parties.

(iv) The Paying Agent shall be obligated to perform only such duties as are herein specifically set forth and any duties necessarily incidental thereto, and no implied duties or obligations shall be read into the Indenture against the Paying Agent.

(v) Unless herein otherwise specifically provided, any order, certificate, notice, request, direction or other communication from the Issuer or the Guarantor made or given by it under any provision of the Indenture shall be sufficient if signed by any proper officer or an authorized person of the Issuer or the Guarantor, as the case may be.

(vi) The Paying Agent may perform any duties hereunder either directly or by or through agents or attorneys, and the Paying Agent shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.

(d) (i) The Paying Agent may at any time resign as Paying Agent by giving written notice to the Issuer and the Guarantor of such intention on its part, specifying the date on which its desired resignation shall become effective; provided, however, that such date shall not be earlier than 60 days after the receipt of such notice by the Issuer and the Guarantor, unless the Issuer and the Guarantor agree in writing to accept less notice. The Paying Agent may be removed (with or without cause) at any time by the filing with it of any instrument in writing signed on behalf of the Issuer and the Guarantor by any proper officer or an authorized person thereof and specifying such removal and the date when it is intended to become effective, subject to (if such Paying Agent is not the Trustee) the written consent of the Trustee, which consent shall not be unreasonably withheld. Such resignation or removal shall take effect only upon the date of the appointment by the Issuer and the Guarantor, as hereinafter provided, of a successor Paying Agent. If within 60 days after notice of resignation or removal has been given, a successor Paying Agent has not been appointed, the Paying Agent may petition a court of competent jurisdiction to appoint a successor Paying Agent. A successor Paying Agent shall be appointed by the Issuer and the Guarantor by an instrument in writing signed on behalf of the Issuer and the Guarantor, as the case may be, by any proper officer or an authorized person thereof and the successor Paying Agent. Upon the appointment of a successor Paying Agent and acceptance by it of such appointment, the Paying Agent so superseded shall cease to be such Paying Agent hereunder. Upon its resignation or removal, the Paying Agent shall be entitled to the payment by the Issuer and the Guarantor of its compensation, if any is owed to it, for services rendered hereunder and to the reimbursement of all reasonable out-of-pocket expenses incurred in connection with the services rendered by it hereunder.

(ii) Any successor Paying Agent appointed hereunder shall execute and deliver to its predecessor and to the Issuer and the Guarantor an instrument accepting such appointment hereunder, and thereupon such successor Paying Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor with like effect as if originally named as such Paying Agent hereunder, and such predecessor, upon payment of its charges and disbursements then unpaid, shall thereupon become obliged to transfer and deliver, and such successor Paying Agent shall be entitled to receive, copies of any relevant records maintained by such predecessor Paying Agent.

(iii) Any Person into which the Paying Agent may be merged or converted or with which the Paying Agent may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Paying Agent shall be a party, or any Person succeeding to all or substantially all of the assets and business of the Paying Agent, or all or substantially all of the corporate trust business of the Paying Agent shall, to the extent permitted by applicable law and provided that it shall have an established place of business in The City of New York, be the successor Paying Agent under the Indenture without the execution or filing of any paper or any further act on the part of any of the parties hereto. Notice of any such merger, conversion, consolidation or sale shall forthwith be given to the Issuer and the Guarantor within 30 days of such merger, conversion, consolidation or sale.

(iv) Any notice, communication or other document (other than a notice, communication or other document delivered pursuant to the procedures set forth in Exhibit B, including a Payment Statement) required to be given by the Paying Agent to any person hereunder shall be given in accordance with Section 1.5 of the Original Indenture. Any notice, communication or other document (other than a notice, communication or other document delivered pursuant to the procedures set forth in Exhibit B, including a Payment Statement) to be given to the Paying Agent shall be delivered in person, sent by letter or communicated by telephone (subject, in the case of communications by telephone, to confirmation dispatched within twenty-four hours by letter), to the following address (or to any other address of which the Paying Agent shall have notified the others in writing): The Bank of New York Mellon, 101 Barclay Street, 4E, New York, New York 10286, Attention: International Corporate Trust. Any notice, communication or other document hereunder given or delivered by telephone or letter shall be deemed to be received when in the ordinary course of transmission or post, as the case may be, it would be received.

Section 2.07. Place of Payment.

(a) The place or places where, subject to the provisions of Section 10.2 of the Original Indenture, the principal of, and any premium and interest on, and any Additional Amounts in respect of, the Designated Securities shall be payable, Security Certificates representing the Designated Securities may be surrendered for exchange or conversion of the Designated Securities represented thereby and notices and demands to or upon the Issuer or the Guarantor in respect of the Designated Securities and this Indenture may be served shall be the Corporate Trust Office of the Trustee.

(b) Upon the deposit with the Paying Agent of a sum sufficient to pay the principal of, or any premium or interest on, or any Additional Amounts in respect of, as the case may be, the Designated Securities on or prior to the Relevant Date, the Issuer or the Guarantor, as the case may be, will have fully complied with its payment obligations under Section 10.3(b) of the Original Indenture with respect to any such amount.

Section 2.08. Denominations. The Designated Securities may be issued in denominations of $1,000 and integral multiples thereof.

Section 2.09. Listing. From and including the issue date of the Designated Securities to and including the first Interest Payment Date in respect of the Designated Securities, the Issuer will use its reasonable best efforts to obtain or maintain, as applicable, a listing of the Designated Securities on the New York Stock Exchange or another organized market in an OECD country.

Section 2.10. Security Certificates.

(a) The Designated Securities shall initially be represented by one or more Global Certificates substantially in the form of Exhibit A, which shall be deposited with a custodian for the Depositary and the Designated Securities represented thereby will be registered in the name of a nominee of the Depositary, for the accounts of participants in the Depositary.

(b) Designated Securities represented by a Global Certificate may be transferred, in whole and not in part, only: (i) by the Depositary to a nominee of the Depositary, (ii) by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or (iii) by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(c) Beneficial interests in any Designated Securities represented by a Global Certificate will be exchangeable for Designated Securities represented by Definitive Certificates only if: (i) the Depositary notifies the Issuer that it is unwilling or unable to continue to act as depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor depositary is not appointed by the Issuer within 120 days after the date of such notice from the Depositary, (ii) the Issuer notifies the Trustee in writing that it has reasonably elected to cause the issuance of Designated Securities represented by Definitive Certificates or (iii) there shall have occurred and be continuing an Event of Default with respect to the Designated Securities and the Designated Securities will be accelerated in accordance with their terms and the terms of the Indenture.

(d) Upon the occurrence of any of the events specified in (i), (ii) or (iii) of (c) above, Designated Securities represented by Definitive Certificates shall be (i) delivered by the Trustee in exchange for beneficial interest in Designated Securities represented by Global Certificates and (ii) registered in such names, and issued in such authorized denominations, as shall be requested by or on behalf of the Depositary in accordance with its customary procedures.

Section 2.11. Defeasance and Covenant Defeasance. The provisions of Sections 4.3 and 10.8 of the Original Indenture will apply to the Designated Securities, except that the opinion of counsel to be provided under Section 4.3(c) of the Original Indenture must state that it is based on a change in law or a ruling received from the U.S. Internal Revenue Service.

Section 2.12. Additional Amounts.

(a) Except as otherwise provided in this Section 2.12, the provisions of Section 10.4 of the Original Indenture will apply to the Designated Securities; provided, however, that the Issuer and the Guarantor will not be required to pay any Additional Amounts in respect of any Designated Security:

(i) in respect of which the Holder (or the Beneficial Owner for whose benefit it holds such Designated Security) is liable for such taxes, duties, assessments or governmental charges by reason of it (or the Beneficial Owner for whose benefit it holds such Designated Security) having some connection with the Kingdom of Spain other than the mere holding of such Designated Security (or such beneficial interest);

(ii) in respect of which the Issuer or the Guarantor has not received such information as may be necessary to allow payments on such Designated Security to be made free and clear of Spanish withholding tax or deduction on account of Spanish taxes, including a duly executed and completed Payment Statement from the Paying Agent, pursuant to Law 13/1985 of May 25, as amended, and Royal Decree 1065/2007 of July 27, as amended by Royal Decree 1145/2011 of July 29, and any implementing legislation or regulation, or pursuant to any other law or regulation substituting or amending such law or regulation;

(iii) in relation to any estate, inheritance, gift, sales, transfer or similar taxes;

(iv) presented for payment (where presentation is required) more than 30 days after the Relevant Date, except to the extent that the relevant Holder would have been entitled to such Additional Amounts on presenting the same for payment on the expiry of such period of 30 days;

(v) where the withholding or deduction is imposed on a payment to or for the benefit of an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other directive amending, implementing or replacing such Directive or any law implementing or complying with, or introduced in order to conform to, such Directive;

(vi) presented for payment (where presentation is required) by or on behalf of a Holder (or Beneficial Owner) who would have been able to avoid such withholding or deduction by presenting the relevant Designated Security to another paying agent;

(vii) any withholding or deduction that is imposed pursuant to Sections 1471 through 1474 of the Internal Revenue Code of 1986 and the U.S. Treasury regulations thereunder (“FATCA”), any intergovernmental agreement between the United States and any other jurisdiction implementing or relating to FATCA, any law, regulation, guidance or interpretations enacted or issued in any jurisdiction with respect thereto, or any agreements entered into in connection with the implementation thereof; or

(viii) in the event that the Designated Securities are redeemed pursuant to Section 2.13(b) hereof,

provided further that Additional Amounts in respect of the Designated Securities will also not be paid with respect to any payment to a Holder of any Designated Securities who is a fiduciary, a partnership, a limited liability company or other than the sole Beneficial Owner of that payment, to the extent that payment would be required by the laws of the Kingdom of Spain (or any political subdivision thereof or any authority or agency therein or thereof having power to tax) to be included in the income, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a member of that partnership, an interest holder in that limited liability company or a Beneficial Owner who would not have been entitled to the Additional Amounts had it been the Holder.

(b) In the event of an early redemption of the Designated Securities pursuant to Section 2.13(b) of this Supplemental Indenture, the Issuer or the Guarantor, as the case may be, will be required to withhold tax and will pay interest in respect of the principal amount of the Designated Securities redeemed net of the Spanish withholding tax applicable to such payments. If this were to occur, Beneficial Owners will have to follow the Direct Refund from Spanish Tax Authorities Procedures set forth in Annex A to the Prospectus Supplement in order to apply directly to the Spanish tax authorities for any refund to which they may be entitled.

Section 2.13. Redemption.

(a) The provisions of Article 11 of the Original Indenture will apply to the Designated Securities. The “Redemption Price” means: (A) with respect to any Designated Securities to be redeemed other than pursuant to Section 11.8 of the Original Indenture or Section 2.13(b) of this Supplemental Indenture, an amount equal to the greater of: (x) 100% of the principal amount of such Designated Securities to be redeemed plus accrued and unpaid interest thereon to, but excluding, the Redemption Date (as defined below) of such Designated Securities and (y) as determined by the Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal thereof and interest thereon (exclusive of interest accrued thereon to the Redemption Date and assuming that LIBOR through the Stated Maturity would remain constant as of the Redemption Date) discounted to the Redemption Date of the Designated Securities being redeemed on a bond-equivalent yield basis (using the same interest rate convention as that used in computing interest on the Designated Securities) at a rate per annum equal to LIBOR as of the Redemption Date plus 10 basis points for the Designated Securities being redeemed, plus accrued and unpaid interest on the principal amount of such Designated Securities (or any portion thereof) being redeemed to, but excluding, the Redemption Date of the Designated Securities (or any portion thereof) being redeemed; and (B) with respect to any Designated Securities to be redeemed pursuant to Section 11.8 of the Original Indenture or Section 2.13(b) of this Supplemental Indenture, an amount equal to their principal amount, together with accrued and unpaid interest, if any, thereon to but excluding the Redemption Date. The “Redemption Date” of any Designated Securities to be redeemed will be any Floating Rate Business Day fixed by the Issuer for redemption of such Designated Securities and specified in the applicable notice of redemption provided by the Issuer to the Trustee pursuant to Section 11.2 of the Original Indenture; provided, however, that the Redemption Date of any Designated Securities to be redeemed pursuant to Section 11.8(a) of the Original Indenture shall be an Interest Payment Date.

(b) In addition, if the Designated Securities are not listed on an organized market in an OECD country no later than 45 days prior to the first Interest Payment Date, the Issuer or the Guarantor, as the case may be, may, at its respective option and having given no less than 15 days’ notice (ending on a day which is no later than the Business Day immediately preceding such first Interest Payment Date) to the Holders of the Designated Securities and upon proper notice as provided in this Indenture (which notice shall be irrevocable) redeem all of the Outstanding Designated Securities at the applicable Redemption Price specified in Section 2.13(a)(B) of this Supplemental Indenture; provided that from and including the issue date of the Designated Securities to and including such Interest Payment Date, the Issuer will use its reasonable best efforts to obtain or maintain such listing, as applicable.

Section 2.14. Procedures; Payment Statement. The Issuer, the Guarantor, the Paying Agent and the Calculation Agent shall, in connection with any Interest Payment Date or Redemption Date (other than a Redemption Date in respect of an early redemption of the Designated Securities pursuant to Section 2.13(b) of this Supplemental Indenture), comply with the procedures set forth in Exhibit B, including the timely provision by the Paying Agent of a duly executed and completed Payment Statement to the Issuer and the Guarantor. Compliance with the procedures set forth in Exhibit B, including the timely provision by the Paying Agent of a duly executed and completed Payment Statement to the Issuer and the Guarantor, shall not be required in connection with an early redemption of the Designated Securities pursuant to Section 2.13(b) of this Supplemental Indenture. If the timely provision of a duly executed and completed Payment Statement is no longer necessary under Spanish law to allow payments on the Designated Securities to be made free and clear of Spanish withholding tax or deduction on account of Spanish taxes, this Section 2.14 of this Supplemental Indenture shall cease to be in effect and the Issuer, the Guarantor, the Paying Agent and the Calculation Agent shall no longer be required to comply with the procedures set forth in Exhibit B, including the timely provision by the Paying Agent of a duly executed and completed Payment Statement to the Issuer and the Guarantor with respect to any Interest Payment Date or Redemption Date occurring on or after the date on which the timely provision of such Payment Statement is no longer necessary under Spanish law to allow payments on the Designated Securities to be made free and clear of Spanish withholding tax or deduction on account of Spanish taxes. Notwithstanding anything contained herein to the contrary, the Paying Agent shall not be liable for any amounts owed to any person due to its failure to properly comply with the tax procedures referred to in Section 2.14 and Section 2.15 of this Supplemental Indenture, except such as may result from the negligence, willful misconduct or bad faith of the Paying Agent or any of its agents or employees.

Section 2.15. Maintenance of Tax Procedures. So long as any principal amount of the Designated Securities remains outstanding, the Issuer and the Guarantor shall, insofar as it is practicable, maintain, implement or arrange for the implementation of procedures to facilitate the timely provision by the Paying Agent of a duly executed and completed Payment Statement in respect of the payments referred to in Section 2.14 of this Supplemental Indenture under the Designated Securities or the collection of any other documentation concerning the Designated Securities that may be required under Spanish law to allow payments on the Designated Securities to be made free and clear of Spanish withholding tax.

Section 2.16. Certificated Securities. Any Certificated Securities issued in exchange for Beneficial Interests in the Designated Securities represented by Global Certificates pursuant to Section 2.5 of the Original Indenture shall be issued in the State of New York.

Section 2.17. USA Patriot Act. The parties hereto acknowledge that, in accordance with Section 326 of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended, modified or supplemented from time to time, the “USA Patriot Act”), the Trustee, like all financial institutions, is required to obtain, verify, and record information that identifies each person or legal entity that opens an account. The parties to this Supplemental Indenture agree that they will provide the Trustee with such information regarding the identification of the Issuer and the Guarantor as the Trustee may request in order for the Trustee to satisfy the requirements of the USA Patriot Act.

Section 2.18. Additional Rights. In addition to their rights under the Original Indenture, the parties hereto shall be provided with the following additional rights:

(a) The permissive rights of the Trustee enumerated herein shall not be construed as duties.

(b) The parties hereto shall not be responsible or liable to one another for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the parties hereto shall use their best efforts to resume performance as soon as practicable under the circumstances.

(c) Under no circumstances will any party to this Supplemental Indenture be liable to any other party to this Supplemental Indenture for any special, indirect, punitive or consequential loss or damage (including, but not limited to, the loss of business, goodwill, opportunity or profit) whether or not foreseeable and even if advised of the possibility of such loss or damage and regardless of whether the claim for loss or damage is made in negligence, for breach of contract, breach of trust, breach of fiduciary obligation or otherwise.

IN WITNESS WHEREOF, each of the parties hereto has caused this Third Supplemental Indenture to be duly executed on its behalf as of the date first above written.

TELEFÓNICA EMISIONES, S.A.U.,
as Issuer

By:	/s/ Eduardo José Álvarez Gómez
	Name:	Eduardo José Álvarez Gómez
	Title:	Joint and Several Director (Administrador Solidario)

TELEFÓNICA, S.A., as Guarantor

By:	/s/ Miguel Escrig Meliá
	Name:	Miguel Escrig Meliá
	Title:	Authorized Officer

THE BANK OF NEW YORK MELLON, as Trustee, Paying Agent, Registrar, Transfer Agent and Calculation Agent

By:	/s/ Catherine F. Donohue
	Name:	Catherine F. Donohue
	Title:	Vice President

THIRD SUPPLEMENTAL INDENTURE

EXHIBIT A

FORM OF SECURITY CERTIFICATE REPRESENTING DESIGNATED SECURITIES

TELEFÓNICA EMISIONES, S.A.U.

Floating Rate Senior Notes due 2017

Guaranteed by

TELEFÓNICA, S.A.

No.	CUSIP No. 87938WAS2
ISIN No. US87938WAS26

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR DEFINITIVE CERTIFICATES, THIS GLOBAL CERTIFICATE MAY BE TRANSFERRED, IN WHOLE AND NOT IN PART, ONLY: (I) BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, (II) BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR TO ANOTHER NOMINEE OF THE DEPOSITARY, OR (III) BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY, AND TRANSFERS OF THE SECURITIES REPRESENTED BY THIS GLOBAL CERTIFICATE AND ANY BENEFICIAL INTERESTS IN ANY SECURITIES REPRESENTED BY THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO BELOW.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TELEFÓNICA EMISIONES, S.A.U., a sociedad anónima unipersonal incorporated under the laws of the Kingdom of Spain (herein called the “Issuer”, which term includes any successor Person under the Indenture referred to hereinafter), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of $500,000,000 on June 23, 2017, and to pay interest thereon from June 23, 2014, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, in arrears on March 23, June 23, September 23 and December 23 of each year, beginning on September 23, 2014 until the Stated Maturity, and on the Stated Maturity.

The interest rate per annum will be equal to LIBOR plus 0.650% as determined by the Calculation Agent.

The Designated Securities are issuable in denominations of $1,000 and integral multiples thereof.

The amount of interest for the Designated Securities (as defined herein) for each day such Designated Securities are outstanding, which is referred to as the “Daily Interest Amount,” will be calculated by dividing the applicable interest rate in effect for that day by 360 and multiplying the result by the aggregate outstanding principal amount of Designated Securities on that day. The amount of interest to be paid on the Designated Securities for each Interest Period will be calculated by adding the applicable Daily Interest Amounts for each day in the Interest Period. If any Interest Payment Date falls on a day that is not a Floating Rate Business Day, other than an Interest Payment Date that is also the Stated Maturity, that Interest Payment Date shall be postponed to the following day that is a Floating Rate Business Day, except that if such next Floating Rate Business Day is in a different month, then that Interest Payment Date will be the immediately preceding day that is a Floating Rate Business Day. If the Stated Maturity of the Designated Securities is not a Floating Rate Business Day, payment of principal and interest on the Designated Securities will be made on the next succeeding day that is a Floating Rate Business Day and no interest will accrue for the period from and after the Stated Maturity.

Except as described below for the first Interest Period, on each Interest Payment Date, the Issuer or the Guarantor (as defined herein), as the case may be, shall pay interest on the Designated Securities for the period commencing on and including the immediately preceding Interest Payment Date and ending on and including the day immediately preceding that Interest Payment Date. The first Interest Period shall begin on and include June 23, 2014 and, subject to the immediately preceding paragraph, shall end on and include September 22, 2014.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name the Designated Securities represented hereby (or one or more Predecessor Securities) are registered at the close of business on the Regular Record Date for such Interest Payment Date, which shall be the tenth New York Business Day prior to the applicable Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name the Designated Securities represented hereby (or one or more Predecessor Securities) are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Designated Securities not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Designated Securities may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

For informational purposes only, without any substantive effect whatsoever and solely in order to comply with Article 413, letter (d) of the Spanish Law on Corporations (Ley de Sociedades de Capital), approved by Royal Decree (Real Decreto Legislativo) 1/2010, of July 2, it is hereby noted that the aggregate principal amount of the Designated Securities was equivalent to €368,052,999.6, based on the Noon Buying Rate as determined and published by the Federal Reserve, as of June 13, 2014, for the Euro of $1.3585 per €1.00. Amounts due under the Designated Securities shall not under any circumstances whatsoever be payable in any currency other than U.S. dollars or such coin or currency of the United States as at the time of payment shall be legal tender for the payment of public and private debts.

The Bank of New York Mellon shall initially act as Trustee, Paying Agent, Registrar, Transfer Agent and Calculation Agent with respect to the Designated Securities.

Reference is hereby made to the further provisions of the Designated Securities set forth on the reverse of this Security Certificate, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof, directly or through an Authenticating Agent, by manual signature of an authorized signatory, the Designated Securities represented by this Security Certificate shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

The public deed of issuance (escritura de emisión) related to the Designated Securities represented hereby was granted on June 11, 2014 before Mr. José Miguel García Lombardía, Notary of Madrid with the number 2,315 of his files.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed manually or in facsimile.

Dated: June 23, 2014	TELEFÓNICA EMISIONES, S.A.U.

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Security Certificates representing the Securities of the series designated thereon referred to in the within-mentioned Indenture.

Dated: June 23, 2014	THE BANK OF NEW YORK MELLON as Trustee

Manually By:
Name:
	Title:	Authorized Officer

The Designated Securities represented by this Security Certificate are unconditionally and irrevocably guaranteed by Telefónica, S.A. on the terms set forth in the within-mentioned Designated Guarantee pursuant to the Indenture.

Dated: June 23, 2014	TELEFÓNICA, S.A.

By:
Name:
Title:

REVERSE OF SECURITY CERTIFICATE

This Security Certificate is one of the Security Certificates representing a duly authorized issue of Floating Rate Senior Notes due 2017 (the “Designated Securities”), issued under an Indenture, dated as of May 22, 2012 (as amended and supplemented, the “Original Indenture”), among the Issuer, Telefónica, S.A., a sociedad anónima incorporated under the laws of the Kingdom of Spain (herein called the “Guarantor”, which term includes any successor Person under the Indenture referred to herein), and The Bank of New York Mellon, a New York banking corporation, as Trustee (herein called the “Trustee”, which term includes any other successor trustee under the Indenture), as supplemented with respect to the Designated Securities by the Third Supplemental Indenture, dated as of June 23, 2014 among the Issuer, the Guarantor and The Bank of New York Mellon, as Trustee, Paying Agent, Registrar, Transfer Agent and Calculation Agent (the “Third Supplemental Indenture” and, together with the Original Indenture, as supplemented, the “Indenture”) and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Guarantor, the Trustee and the Holders of the Designated Securities and of the terms upon which each Security Certificate representing the Designated Securities is, and is to be, authenticated and delivered.

The Designated Securities will be subject to redemption at any time, as a whole or in part, at the election of the Issuer at a Redemption Price which is equal to the greater of: (i) 100% of the principal amount of the Designated Securities to be redeemed plus accrued and unpaid interest thereon to, but excluding, the Redemption Date of the Designated Securities to be redeemed; and (ii) as determined by the Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal thereof and interest thereon (exclusive of interest accrued thereon to the Redemption Date and assuming that LIBOR through the Stated Maturity would remain constant as of the Redemption Date) discounted to the Redemption Date of the Designated Securities being redeemed on a bond-equivalent yield basis (using the same interest rate convention as that used in computing interest on the Designated Securities) at a rate per annum equal to LIBOR as of the Redemption Date plus 10 basis points for the Designated Securities being redeemed, plus accrued and unpaid interest on the principal amount of such Designated Securities (or any portion thereof) being redeemed to, but excluding, the Redemption Date of the Designated Securities (or any portion thereof) being redeemed. Any such redemption will be made in accordance with the terms of the Indenture.

The Issuer may from time to time, without the consent of the Holders of Designated Securities, create and issue further Securities having the same terms and conditions as the previously issued Designated Securities in all respects (or in all respects except for the issue date, the first payment of interest thereon and/or the issue price), so that such further issue shall be consolidated and form a single series with the Outstanding Designated Securities; provided, however, that, any such further issuance will only be made if either such additional securities are issued with no more than de minimis original issue discount for U.S. federal income tax purposes, or any such further issuance is a “qualified reopening” as such term is defined under U.S. Treasury Regulations Section 1.1275-2(k)(3) promulgated under the U.S. Internal Revenue Code of 1986, as amended.

The Designated Securities may be redeemed upon not less than 30 nor more than 60 days’ notice (ending on a day upon which interest is payable) given as provided in the Indenture,

if (i) as a result of any change in the laws or regulations of the Kingdom of Spain or any political subdivision thereof or any authority or agency therein or thereof having power to tax, or in the administrative interpretation or administration of any such laws or regulations which becomes effective on or after the date of issuance of the Designated Securities, (x) the Issuer or the Guarantor, as the case may be, is or would be required to pay any Additional Amounts (y) the Guarantor is or would be required to deduct or withhold tax on any payment to the Issuer to enable the Issuer to make any payment of principal, premium, if any, or interest on the Designated Securities and such payment cannot with reasonable effort by the Guarantor be structured to avoid such deduction or withholding and (ii) such circumstances are evidenced by the delivery by the Issuer or the Guarantor, as the case may be, to the Trustee of a certificate signed by an authorized officer or director of the Issuer or the Guarantor, as the case may be, stating that such circumstances prevail and describing the facts leading to such circumstances, together with an opinion of independent legal advisers of recognized standing to the effect that such circumstances prevail, at a Redemption Price equal to their principal amount, together with accrued and unpaid interest, if any, thereon to but excluding the Redemption Date.

If the Designated Securities are not listed on an organized market in an OECD country no later than 45 days prior to the first Interest Payment Date on such Designated Securities, the Issuer or the Guarantor, as the case may be, may, at its option and having given no less than 15 days’ notice (ending on a day which is no later than the Business Day immediately preceding such Interest Payment Date) to the Holders of such Designated Securities and upon proper notice as provided in the Indenture, which notice shall be irrevocable, redeem all of the Outstanding Designated Securities at their principal amount, together with accrued and unpaid interest, if any, thereon to but not including the Redemption Date; provided that from and including the issue date of such Designated Securities to and including such Interest Payment Date, the Issuer will use its reasonable best efforts to obtain or maintain such listing, as applicable. In the event of an early redemption of the Designated Securities for the reason set forth in the immediately preceding sentence, the Issuer or the Guarantor, as the case may be, will be required to withhold tax and will pay interest in respect of the principal amount of the Designated Securities redeemed net of the Spanish withholding tax applicable to such payments. If this were to occur, Beneficial Owners will have to follow the Direct Refund from Spanish Tax Authorities Procedures set forth in Annex A to the Prospectus Supplement in order to apply directly to the Spanish tax authorities for any refund to which they may be entitled.

In the event of redemption of the Designated Securities represented by this Security Certificate in part only, a new Security Certificate representing the unredeemed portion of the Designated Securities represented hereby will be issued and registered in the name of the Holder of the Designated Securities represented hereby upon the cancellation hereof.

All amounts payable (whether in respect of principal, redemption amount, interest or otherwise) in respect of the Designated Securities and the Designated Guarantee by the Issuer or the Guarantor will be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the Kingdom of Spain or any political subdivision thereof or any authority or agency therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law. In the event that such withholding or deduction is required by law, the Issuer or the Guarantor shall pay such Additional Amounts as will result in receipt by the Holders of the Designated Securities of such amounts as would have been received by them had no such withholding or deduction been required; provided, however, that the Issuer and the Guarantor will not be required to pay any Additional Amounts in respect of any Designated Security:

(i) in respect of which the Holder (or the Beneficial Owner for whose benefit it holds such Designated Security) is liable for such taxes, duties, assessments or governmental charges by reason of it (or the Beneficial Owner for whose benefit it holds such Designated Security) having some connection with the Kingdom of Spain other than the mere holding of such Designated Security (or such beneficial interest);

(ii) in respect of which the Issuer or the Guarantor has not received such information as may be necessary to allow payments on such Designated Security to be made free and clear of Spanish withholding tax or deduction on account of Spanish taxes, including a duly executed and completed Payment Statement from the Paying Agent, pursuant to Law 13/1985 of May 25, as amended, and Royal Decree 1065/2007 of July 27, as amended by Royal Decree 1145/2011 of July 29, and any implementing legislation or regulation, or pursuant to any other law or regulation substituting or amending such law or regulation;

(iii) in relation to any estate, inheritance, gift, sales, transfer or similar taxes;

(iv) presented for payment (where presentation is required) more than 30 days after the Relevant Date, except to the extent that the relevant Holder would have been entitled to such Additional Amounts on presenting the same for payment on the expiry of such period of 30 days;

(v) where the withholding or deduction is imposed on a payment to or for the benefit of an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other directive amending, implementing or replacing such Directive or any law implementing or complying with, or introduced in order to conform to, such Directive;

(vi) presented for payment (where presentation is required) by or on behalf of a Holder (or Beneficial Owner) who would have been able to avoid such withholding or deduction by presenting the relevant Designated Security to another paying agent;

(vii) any withholding or deduction that is imposed pursuant to Sections 1471 through 1474 of the Internal Revenue Code of 1986 and the U.S. Treasury regulations thereunder (“FATCA”), any intergovernmental agreement between the United States and any other jurisdiction implementing or relating to FATCA, any law, regulation, guidance or interpretations enacted or issued in any jurisdiction with respect thereto, or any agreements entered into in connection with the implementation thereof; or

(viii) in the event that the Designated Securities are redeemed pursuant to Section 2.13(b) of the Third Supplemental Indenture.

provided further that Additional Amounts in respect of the Designated Securities will also not be paid with respect to any payment to a Holder of any Designated Securities who is a fiduciary, a partnership, a limited liability company or other than the sole Beneficial Owner of that payment, to the extent that payment would be required by the laws of the Kingdom of Spain (or any political subdivision thereof or any authority or agency therein or thereof having power to tax) to be included in the income, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a member of that partnership, an interest holder in that limited liability company or a Beneficial Owner who would not have been entitled to the Additional Amounts had it been the Holder.

“Relevant Date” means, in respect of any payment, the date on which such payment first becomes due and payable, but if the full amount of the moneys payable has not been received by the Paying Agent on or prior to such due date, it means the first date on which, the full amount of such moneys having been so received and made available for payment to Holders, notice to that effect is duly given to the Holders in accordance with the Indenture.

The foregoing provisions shall apply mutatis mutandis to any withholding or deduction for or on account of any present or future taxes, assessments or governmental charges of whatever nature of any jurisdiction in which any successor Person to the Issuer or the Guarantor, as the case may be, is organized, or any political subdivision or taxing authority thereof or therein.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the Guarantor and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Issuer, the Guarantor and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Issuer or the Guarantor with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of the Designated Securities represented by this Security Certificate shall be conclusive and binding upon such Holder and upon all future Holders of the Designated Securities represented by this Security Certificate and of the Designated Securities represented by any Security Certificate issued upon the registration of transfer of the Designated Securities represented by this Security Certificate or in exchange thereof or in lieu thereof, whether or not notation of such consent or waiver is made upon this Security Certificate.

As set forth in, and subject to, the provisions of the Indenture, if any Event of Default shall occur in relation to the Designated Securities (taking into account any applicable grace period), the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Designated Securities may, by written notice to the Issuer, at the Corporate Trust Office (and to the Trustee if given by the Holders), declare that the Designated Securities, including principal and all interest then accrued and unpaid on the Designated Securities, shall be immediately due and payable, whereupon the same shall, to the extent permitted by applicable law, become immediately due and payable at their principal amount together with all interest, if any, accrued and unpaid thereon and Additional Amounts, if any, payable in respect thereof without presentment, demand, protest or other notice of any kind, all of which the Issuer or the Guarantor, as the case may be, will expressly waive, unless, prior thereto, all Events of Default in respect of such Designated Securities shall have been cured.

No reference herein to the Indenture and no provision of the Designated Securities or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest and, to the extent that payment of such interest shall be legally enforceable, interest on any overdue principal or premium on any overdue interest, on the Designated Securities at the rate or rates herein prescribed.

Except as set forth in the Indenture, the Designated Securities represented hereby may be transferred, in whole and not in part, only: (i) by the Depositary to a nominee of the Depositary, (ii) by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or (iii) by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. Beneficial interests in a Designated Security represented by a Global Certificate will be exchangeable for Certificated Securities of this series only if: (a) the Depositary notifies the Issuer that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuer within 120 days after the date of such notice from the Depositary, (b) the Issuer notifies the Trustee in writing that it has reasonably elected to cause the issuance of Certificated Securities of this series or (c) there shall have occurred and be continuing an Event of Default with respect to the Designated Securities and the Designated Securities will be accelerated in accordance with their terms and the terms of the Indenture. Upon the occurrence of any of the events specified in (a), (b) or (c) above, Certificated Securities of this series shall be (x) delivered by the Trustee in exchange for beneficial interest in Designated Securities represented by Global Certificates and (y) registered in such names, and issued in such authorized denominations, as shall be requested by or on behalf of the Depositary in accordance with its customary procedures.

As provided in the Indenture, the Issuer shall cause to be kept at the Corporate Trust Office of the Trustee a Register in which, subject to such reasonable regulations as it may prescribe, the Issuer shall provide for the registration of Designated Securities and of transfers of Designated Securities.

No service charge shall be made for any such registration of transfer or exchange, but the Issuer or the Trustee may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith other than as set forth in the Indenture.

Prior to due presentment of this Security Certificate for registration of transfer of any Designated Security represented hereby, the Issuer, the Guarantor, the Trustee and any agent of the Issuer, the Guarantor or the Trustee may treat the Person in whose name such Designated Security is registered as the owner of such Designated Security for the purpose of receiving payment of principal of and any premium and (subject to Section 2.8 of the Original Indenture) any interest on such Designated Security and for all other purposes whatsoever, whether or not such Designated Security be overdue, and neither the Issuer, the Guarantor, the Trustee nor any agent of the Issuer, the Guarantor or the Trustee shall be affected by notice to the contrary.

Pursuant to Section 5-1401 of the General Obligations Law of the State of New York, the Indenture, the Designated Securities and the Designated Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York.

The Designated Securities and this Security Certificate will be deemed to have been issued in the State of New York.

All terms used in this Security Certificate which are not otherwise defined herein shall have the meanings assigned to them in the Indenture.

EXHIBIT B

PROCEDURES TO BE PERFORMED BY THE ISSUER, THE GUARANTOR AND THE PAYING AGENT IN CONNECTION WITH SPANISH LAW 13/1985, OF MAY 25, AS AMENDED, AND ROYAL DECREE 1065/2007, OF JULY 27, AS AMENDED BY ROYAL DECREE 1145/2011, OF JULY 29

These procedures set forth the steps to be followed by Telefónica Emisiones, S.A.U., a sociedad anónima unipersonal incorporated under the laws of the Kingdom of Spain (the “Issuer”), Telefónica, S.A., a sociedad anónima incorporated under the laws of the Kingdom of Spain (the “Guarantor”), and The Bank of New York Mellon, a New York banking corporation, as paying agent (in such capacity, the “Paying Agent”, which term includes any successor Paying Agent) in connection with the Floating Rate Senior Notes due 2017 (the “Designated Securities”) pursuant to Section 2.14 of the Third Supplemental Indenture (as defined below). The Designated Securities were issued under an Indenture, dated as of May 22, 2012 (as amended and supplemented, the “Original Indenture”), among the Issuer, the Guarantor and The Bank of New York Mellon, as Trustee, as supplemented with respect to the Designated Securities by the Third Supplemental Indenture, dated as of June 23, 2014, among the Issuer, the Guarantor and The Bank of New York Mellon, as Trustee, Paying Agent, Registrar, Transfer Agent and Calculation Agent (the “Third Supplemental Indenture” and, together with the Original Indenture, as supplemented, the “Indenture”). All terms used in this Exhibit B which are not otherwise defined herein shall have the meanings assigned to them in the Indenture.

“DTC” means The Depository Trust Company.

“Payment Amount” means (i) with respect to an Interest Payment Date, the aggregate amount of interest payable on such date, and (ii) with respect to a Redemption Date (other than a Redemption Date in respect of an early redemption of the Designated Securities pursuant to Section 2.13(b) of the Third Supplemental Indenture), the aggregate amount of the difference, if any, between the aggregate Redemption Price of the Designated Securities being redeemed on such date and the aggregate principal amount of such Designated Securities.

“Payment Date” means an Interest Payment Date or a Redemption Date (other than a Redemption Date in respect of an early redemption of the Designated Securities pursuant to Section 2.13(b) of the Third Supplemental Indenture), as applicable.

(1)	At least 15 New York Business Days prior to a Payment Date, the Issuer or the Guarantor, as the case may be, shall (a) provide an issuer announcement to The Depository Trust Company (“DTC”) that will form the basis for a DTC important notice (the “Important Notice”) regarding the relevant payment and tax relief entitlement information for the Designated Securities, and (b) request DTC to post such Important Notice on its website.

(2)	In the case of a Redemption Date (other than a Redemption Date in respect of an early redemption of the Designated Securities pursuant to Section 2.13(b) of the Third Supplemental Indenture), no later than 5:00 p.m. New York Time on the New York Business Day prior to such Redemption Date, the Issuer or the Guarantor, as the case may be, shall notify the Paying Agent of the Payment Amount.

(3)	On or prior to each Payment Date, prior to giving the instruction referred to in step (6) or step (7) below, as applicable, the Issuer[1] shall deposit with the Paying Agent an amount of funds sufficient to pay the applicable Payment Amount gross of Spanish withholding tax, in accordance with Section 10.3(b) of the Original Indenture, together with any other amounts to be deposited thereunder.

(4)	No later than 1:00 a.m. New York Time on each Payment Date, the Paying Agent shall deliver an executed Payment Statement to the Issuer and the Guarantor, which the Paying Agent shall reasonably believe to be duly completed, substantially in the form set forth in Annex I hereto, setting forth certain details relating to the Designated Securities, including the relevant Payment Date, the Payment Amount to be paid by the Issuer[1] on such Payment Date, and the portion of the Payment Amount corresponding to each clearing agency located outside Spain (including DTC).

The Payment Statement shall be dated as of the business day immediately preceding the relevant Payment Date (“PD-1”), shall set forth information as of the close of business of PD-1 and shall be executed after the close of business of PD-1.

(5)	The Issuer or the Guarantor, as the case may be, shall review the Payment Statement submitted by the Paying Agent as soon as practicable. If the Issuer or the Guarantor, as the case may be, believes that the information contained in the Payment Statement is incomplete or inaccurate or that the Payment Statement is otherwise not in compliance with the applicable regulation, it will notify the Paying Agent and state the reasons for such belief. Following such notification, the Paying Agent shall deliver to the Issuer and the Guarantor a further executed Payment Statement, revised, if necessary, as reasonably determined by the Paying Agent and which the Paying Agent shall reasonably believe to be duly completed, as soon as possible but in any event no later than 9:30 a.m. New York Time on the relevant Payment Date (the “First Statement Deadline”).

(6)	Upon receipt of a duly executed and completed Payment Statement no later than the First Statement Deadline, the Issuer or the Guarantor, as the case may be, shall, no later than 10:00 a.m. New York Time on the relevant Payment Date, instruct the Paying Agent to pay the Payment Amount free and clear of Spanish withholding tax.

(7)	If the Paying Agent fails or for any reason is unable to deliver a duly executed and completed Payment Statement to the Issuer and the Guarantor by the First Statement Deadline, the Issuer or the Guarantor, as the case may be, shall, no later than 10:00 a.m. New York Time on the relevant Payment Date, instruct the Paying Agent to pay the Payment Amount net of Spanish withholding tax, currently at the rate of 21%. The Paying Agent shall retain any amount so withheld (the “Amount Withheld”) until such Amount Withheld is either reimbursed to DTC Participants pursuant to step (10) below or transferred to the Issuer pursuant to step (11) below, as applicable. In addition, the Paying Agent, no later than 11:00 a.m. New York Time on the relevant Payment Date, shall send an email to DTC at Internationaltax@dtcc.com (or to such email address as DTC shall have notified the Paying Agent in writing) stating: “The payment of income made

[1]

Reference to the “Issuer” shall be deemed to be to the “Guarantor” in the case of an assignment by the Issuer to the Guarantor of the relevant payment obligation or if the Issuer fails to perform the relevant payment obligation.

today on the Floating Rate Senior Notes due 2017 of Telefónica Emisiones, S.A.U. (CUSIP: 87938WAS2; ISIN: US87938WAS26) was made net of Spanish withholding tax, at the rate of [indicate the applicable withholding tax rate], since the Issuer and the Guarantor did not receive a duly executed and completed Payment Statement from the Paying Agent on a timely basis.”

Procedures applicable if the Paying Agent does not deliver a duly executed and completed Payment Statement to the Issuer and the Guarantor by the First Statement Deadline

(8)	If the Paying Agent fails or for any reason is unable to deliver a duly executed and completed Payment Statement to the Issuer and the Guarantor by the First Statement Deadline, the Paying Agent undertakes to make all reasonable efforts to provide an executed Payment Statement to the Issuer and the Guarantor, which the Paying Agent shall reasonably believe to be duly completed, as soon as possible but no later than 4:00 p.m. New York Time on the 10th calendar day of the month immediately following the relevant Payment Date (or if such day is not a New York Business Day, the first New York Business Day immediately preceding such day). The Payment Statement shall be dated as of PD-1 and shall set forth information as of the close of business of PD-1.

(9)	The Issuer or the Guarantor, as the case may be, shall review the Payment Statement submitted by the Paying Agent as soon as practicable. If the Issuer or the Guarantor, as the case may be, believes that the information contained in the Payment Statement is incomplete or inaccurate or that the Payment Statement is otherwise not in compliance with the applicable regulation, it will notify the Paying Agent and state the reasons for such belief. Following such notification, the Paying Agent shall deliver to the Issuer and the Guarantor a further executed Payment Statement, revised, if necessary, as reasonably determined by the Paying Agent and which the Paying Agent shall reasonably believe to be duly completed, as soon as possible but in any event no later than 5:00 p.m. New York Time on the 10th calendar day of the month immediately following the relevant Payment Date (or if such day is not a New York Business Day, the first New York Business Day immediately preceding such day) (the “Second Statement Deadline”).

(10)	If the Issuer and the Guarantor receive a duly executed and completed Payment Statement by the Second Statement Deadline, the Issuer or the Guarantor, as the case may be, shall, no later than the 18th calendar day of the month immediately following the relevant Payment Date (or if such day is not a New York Business Day, the first New York Business Day immediately preceding such day), instruct the Paying Agent to, within one New York Business Day of such date, transfer to each DTC Participant the portion of the Amount Withheld initially withheld from such DTC Participant for the benefit of Beneficial Owners.

(11)	If the Paying Agent fails or for any reason is unable to deliver a duly executed and completed Payment Statement to the Issuer and the Guarantor by the Second Statement Deadline, the Paying Agent shall, within one New York Business Day of the date of the Second Statement Deadline, transfer the Amount Withheld to the Issuer. If this were to occur, Beneficial Owners will have to follow the Direct Refund from Spanish Tax Authorities Procedures set forth in Annex A to the Prospectus Supplement in order to apply directly to the Spanish tax authorities for any refund to which they may be entitled.

Original copies

(12)	The Paying Agent must deliver an original copy of any duly executed and completed Payment Statement issued hereunder to the Issuer and the Guarantor no later than the 15th calendar day of the month immediately following the relevant Payment Date.

Notices, etc.

Any notice, statement or other paper, document or communication made or given by the Issuer or the Guarantor, as the case may be, to the Paying Agent pursuant to the procedures set forth in this Exhibit B shall be sent by email or fax or communicated by telephone, as follows (or as the Paying Agent shall have notified the others in writing): timothy.burke@bnymellon.com; Fax: +1 724 540 6328; Tel.: +1 212 815 5811. Any notice, statement or other paper, document or communication made or given by the Paying Agent to the Issuer or the Guarantor, as the case may be, pursuant to the procedures set forth in this Exhibit B, other than a Payment Statement, shall be sent by email or fax or communicated by telephone, as follows (or as the Issuer or the Guarantor, as the case may be, shall have notified the Paying Agent in writing): lorena.munozdomper@telefonica.es; Fax: +34 91 727 1484; Tel.: +34 91 482 3704. Non-original copies of a Payment Statement shall be sent by email or fax to the Issuer and the Guarantor. The original copy of a duly executed and completed Payment Statement shall be sent by posted mail to the Issuer and the Guarantor at the following address: Lorena Muñoz-Domper, Distrito Telefónica, Edificio Central Plta. 2, Ronda de la Comunicación, s/n, 28050 Madrid.

Annex I

FORM OF PAYMENT STATEMENT TO BE DELIVERED BY THE PAYING AGENT

[English translation provided for informational purposes only]

Modelo de declaración a que se refieren los apartados 3, 4 y 5 del artículo 44 del Reglamento General de las actuaciones y los procedimientos de gestión e inspección tributaria y de desarrollo de las normas comunes de los procedimientos de aplicación de los tributos1

Model declaration form referred to in paragraphs 3, 4 and 5 of section 44 of the General Regulations of conduct and procedures relating to tax administration and inspection and the development of general rules of procedures for the enforcement of taxes

Don (nombre), con número de identificación fiscal (1) (…), en nombre y representación de (entidad declarante), con número de identificación fiscal (1) (….) y domicilio en (…) en calidad de (marcar la letra que proceda):

Mr. (name), with tax identification number (1) (…), in the name and on behalf of (declaring entity), with tax identification number (1) (…), with domicile in (address) acting in its capacity as (check as appropriate)

(a)	Entidad Gestora del Mercado de Deuda Pública en Anotaciones

(a)	Managing Entity of the Public Debt Book-Entry Market

(b)	Entidad que gestiona el sistema de compensación y liquidación de valores con sede en el extranjero

(b)	Clearing and settlement entity located outside Spain

(c)	Otras entidades que mantienen valores por cuenta de terceros en entidades de compensación y liquidación de valores domiciliadas en territorio español

(c)	Other entities that hold securities on behalf of third parties in clearing and settlement systems domiciled in Spain

(d)	Agente de pagos designado por el emisor

(d)	Paying Agent appointed by the issuer

[1]	The Paying Agent will only need to provide responses to the questions set forth in Section 2 of this form (i.e., questions 2.1 to 2.6).

Formula la siguiente declaración, de acuerdo con lo que consta en sus propios registros:

Files the following statement, in accordance with the information set forth in its own registers:

1.	En relación con los apartados 3 y 4 del artículo 44:

1.	Regarding sections 3 and 4 of section 44:

1.1	Identificación de los valores

1.1.	Identification of the securities

1.2	Fecha de pago de los rendimientos (o de reembolso si son valores emitidos al descuento o segregados)

1.2.	Date on which payment will be made (or reimbursement date in case of securities issued at a discount or segregated securities)

1.3	Importe total de los rendimientos (o importe total a reembolsar, en todo caso, si son valores emitidos al descuento o segregados)

1.3	Total amount of payment (or total amount to be reimbursed, in any event, in case of securities issued at a discount or segregated securities)

1.4	Importe de los rendimientos correspondiente a contribuyentes del Impuesto sobre la Renta de las Personas Físicas, excepto cupones segregados y principales segregados en cuyo reembolso intervenga una Entidad Gestora

1.4.	Amount of payment corresponding to Spanish Individual Income Tax taxpayers, except with respect to segregated coupons and segregated principal the payment of which is handled by a Managing Entity

1.5	Importe de los rendimientos que conforme al apartado 2 del artículo 44 debe abonarse por su importe íntegro (o importe total a reembolsar si son valores emitidos al descuento o segregados)

1.5.	Amount of payment that, pursuant to section 2 of section 44, must be paid in full (or the total amount to be reimbursed in the case of securities issued at a discount or segregated securities)

2.	En relación con el apartado 5 del artículo 44:

2.	Regarding section 5 of section 44:

2.1	Identificación de los valores

2.1.	Identification of the securities

2.2	Fecha de pago de los rendimientos (o de reembolso si son valores emitidos al descuento o segregados)

2.2.	Date on which payment will be made (or reimbursement date in case of securities issued at a discount or segregated securities)

2.3	Importe total de los rendimientos (o importe total a reembolsar si son valores emitidos al descuento o segregados)

2.3	Total amount of payment[2] (or total amount to be reimbursed, in any event, in case of securities issued at a discount or segregated securities)

2.4	Importe correspondiente a la entidad que gestiona el sistema de compensación y liquidación de valores con sede en el extranjero A

2.4.	Amount of payment[2] corresponding to clearing and settlement entity “A”[3] located outside Spain

2.5	Importe correspondiente a la entidad que gestiona el sistema de compensación y liquidación de valores con sede en el extranjero B

2.5.	Amount of payment[2] corresponding to clearing and settlement entity “B”[3] located outside Spain

2.6	Importe correspondiente a la entidad que gestiona el sistema de compensación y liquidación de valores con sede en el extranjero C

2.6.	Amount of payment[2] corresponding to clearing and settlement entity “C”[3] located outside Spain[4]

Lo que declaro en                                          a      de                                         de

[2]	Refers to: (i) with respect to an Interest Payment Date, the aggregate amount of interest payable on such date, and (ii) with respect to a Redemption Date (other than in the event of an early redemption of the Designated Securities pursuant to Section 2.13(b) of the Third Supplemental Indenture), the aggregate amount of the difference between the Redemption Price and the principal amount of the Designated Securities being redeemed on such date.
[3]	References to A, B and C, respectively, shall be replaced by the complete denomination of the relevant foreign clearing and settlement entity (such as DTC).
[4]	To be complemented as appropriate if the relevant payment of income is made through more than three different clearing and settlement entities outside Spain.

I declare the above in [location] on the [day] of [month] of [year].

(1)	En caso de personas, físicas o jurídicas, no residentes sin establecimiento permanente se hará constar el número o código de identificación que corresponda de conformidad con su país de residencia.

(1)	In case of individuals or corporations that are not resident in Spain and do not act through a permanent establishment in Spain, please include the identification number or code that corresponds in accordance with the laws of their country of residence.